AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of May ___, 2025 by and between THE ADVISORS’ INNER CIRCLE FUND III (the Fund, including on behalf of each of its separate series listed on Exhibit A hereto, the Portfolios), a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the 1940 Act), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH”).

WHEREAS, the Fund and BBH entered into a custodian agreement dated as of October 20, 2020 as amended, modified and/or supplemented (the “Agreement”);

WHEREAS, in accordance with Section 13.2 of the Agreement, the Fund and BBH desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. The Agreement is hereby amended by deleting Exhibit A in its entirety and replacing with Exhibit A, attached hereto, with the addition of the below new Funds:

Brown Advisory Sustainable Value ETF

Brown Advisory Sustainable Growth ETF

GQG US Equity ETF

2. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

3. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

THE ADVISORS’ INNER CIRCLE FUND III

By:
Name:
Title:
Date:

Exhibit A

To

Custodian Agreement

between The Advisors’ Inner Circle Fund III and Brown Brothers Harriman & Co.

dated as of October 20, 2020

(Updated as of May __, 2025)

Democratic Large Cap Core ETF

Rayliant Quantamental China Equity ETF

Democracy International ETF

Rayliant Quantitative Developed Market Equity ETF (effective October 18, 2021)

Rayliant Quantamental Emerging Market ex-China Equity ETF (effective October 26, 2021)

Strategas Global Policy Opportunities ETF (effective January 5, 2022)

Strategas Macro Thematic Opportunities ETF (effective January 11, 2022)

Strategas Macro Momentum ETF

Rayliant SMDAM Japan Equity ETF

Brown Advisory Flexible Equity ETF

Brown Advisory Sustainable Value ETF

Brown Advisory Sustainable Growth ETF

GQG US Equity ETF